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FOR IMMEDIATE RELEASE
May 6, 2020
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FIRST QUARTER 2020 RESULTS

•	GAAP earnings per share ("EPS")* was $1.76 for the first quarter of 2020 compared to $1.74 for the first quarter of 2019

•
Strong performance driven by continued growth in the Company’s businesses, coupled with two property sales, offset the negative impact of weather and the absence of regulatory relief from the pending Hurricane Michael limited proceeding

•	Natural gas expansion projects and customer growth generated $2.1 million in additional gross margin**

•	Boulden acquisition generated $1.9 million in additional gross margin

•	Warmer weather reduced current quarterly earnings by $0.19 per share compared to the first quarter of 2019 and by $0.23 per share compared to normal weather conditions

•	The Company has implemented its pandemic response plan including social distancing restrictions to limit the spread of COVID-19

•	The Company reaffirms its capital expenditure forecast and EPS guidance through 2022

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its first quarter financial results. The Company's net income for the quarter ended March 31, 2020 was $28.9 million, compared to $28.7 million for the same quarter of 2019. Earnings per share for the quarter ended March 31, 2020 increased $0.02 to $1.76 per share, compared to the same quarter of 2019.
Earnings for the first quarter reflect increased gross margin from recently completed and ongoing pipeline expansion projects, incremental margins from the acquisition of certain assets of Boulden Inc. ("Boulden"), organic growth in the natural gas distribution operations and higher retail propane margins. Weather during the first quarter, was 20 and 17 percent warmer than the first quarter of 2019 on the Delmarva Peninsula and in Ohio, respectively, which was a significant driver of lower consumption and reduced net income by $3.1 million, or $0.19 per share. The weather impact was essentially offset by gains from two property sales totaling $2.3 million on an after tax basis. The property sales related to operations which have been consolidated into the Company’s state-of-the-art Energy Lane campus and through the completion of the conversion of the piped propane system in Ocean City, Maryland to natural gas service.  Also absent from the Company’s first quarter results was regulatory relief associated with Hurricane Michael. The Company filed a limited proceeding with the Florida Public Service Commission (“PSC”) in August 2019 and continues to engage in discussions with the Florida PSC staff and the Office of Public Counsel and expects a final ruling in the second half of 2020. Interim rates related to this limited proceeding were implemented in January 2020 and have been fully reserved pending final resolution with the Florida PSC.

On March 13, 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) declared a national emergency due to the rapidly growing outbreak of a novel strain of coronavirus (“COVID-19”). In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country have imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions have significantly impacted economic conditions in the United States, and the economic impact is expected to continue as long as the social distancing restrictions remain in place. Chesapeake Utilities is considered

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an “essential business,” which allows the Company to continue its operational activities and construction projects while the social distancing restrictions remain in place. In response to the COVID-19 pandemic and related restrictions, the Company implemented its pandemic response plan, which includes having all employees who can work remotely do so in order to promote social distancing and providing personal protective equipment to field employees to reduce the spread of COVID-19. For the first quarter of 2020, the COVID-19 impact on the Company was immaterial, as slightly lower gross margin was offset by lower operating expenses. The Company is committed to communicating timely updates and will continue to monitor developments affecting its employees, its customers, its suppliers and shareholders and take additional precautions as warranted to operate safely and to comply with the CDC, state and local requirements in order to protect its employees, customers and communities.

“I am pleased with the Company’s strong performance during the first quarter despite the many challenges that we faced.  Achieving increased performance quarter-over-quarter was a significant accomplishment in the face of significantly warmer temperatures, the absence of regulatory relief associated with Hurricane Michael and the onset of the COVID-19 outbreak.  Our employees continue to generate increased performance for the Company, while remaining committed to each other and our customers. Our growth projects are moving forward even in the midst of COVID-19 and we continue to target the higher EPS guidance through 2022 that we introduced in February 2020" stated Jeffry M. Householder, President and Chief Executive Officer.   “While our commitment to generating increased shareholder value through continued earnings growth remains at the forefront of our decision making, equally as important during this unprecedented time, have been the decisions and actions we have taken across our special Company to maintain the safety and wellbeing of our employees and their families, to ensure delivery of the essential services our customers expect from us, and to provide financial support in these challenging times to our local communities.  We have responded in this fashion not because it’s the right thing to do, but because we do this every day.  It is part of ‘our special sauce’.”
Capital Expenditures Forecast and Earnings Guidance Update
In February 2020, the Company reaffirmed its capital expenditures projection of $750 million - $1 billion of capital expenditures from 2018-2022.  Additionally, the Company updated its previous EPS guidance increasing the forecasted range for 2022 to $4.70 to $4.90 given the investments already made, those underway and the growth prospects included in the Company’s strategic growth plan. The Company expects its EPS should grow at an average annual rate of 7.75 percent to 9.50 percent. The Company has continued to review its projections and is supportive of this guidance, after taking into consideration its strategic plan, the impact of COVID-19 and the anticipated regulatory relief and opportunities for continued collaboration across the enterprise. The Company has historically achieved an average earnings growth at or above this range and therefore continues to view its long-term growth prospects as comparable to its historical growth.
*Unless otherwise noted, EPS information is presented on a diluted basis.
**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors

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as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.

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Operating Results for the Quarters Ended March 31, 2020 and 2019

Consolidated Results

	Three Months Ended March 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$99,841	$99,537	$304	0.3%
Depreciation, amortization and property taxes	17,009	15,357	1,652	10.8%
Other operating expenses	40,719	40,056	663	1.7%
Operating income	$42,113	$44,124	$(2,011)	(4.6)%
Operating income during the first quarter of 2020 decreased by $2.0 million, or 4.6 percent, compared to the same period in 2019. The decrease in operating income was principally driven by warmer weather in the first quarter of 2020 which reduced gross margin by $4.2 million compared to the prior year quarter. This decrease was largely offset by higher earnings from the Company’s organic growth projects and contributions from the December 2019 acquisition of certain propane assets of Boulden.
Regulated Energy Segment

	Three Months Ended March 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$68,123	$67,102	$1,021	1.5%
Depreciation, amortization and property taxes	13,758	12,531	1,227	9.8%
Other operating expenses	26,477	24,830	1,647	6.6%
Operating income	$27,888	$29,741	$(1,853)	(6.2)%
Operating income for the Regulated Energy segment for the first quarter of 2020 was $27.9 million, a decrease of $1.9 million or 6.2 percent over the same period in 2019. Higher gross margin from organic growth in the Company's natural gas distribution businesses and expansion projects completed by Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), the Company’s intrastate transmission subsidiary, were partially offset by the absence of tax savings recorded in the first quarter of 2019 (related to 2018) and lower margin from decreased consumption of natural gas attributable to warmer temperatures. Increased operating expenses and depreciation, amortization and property taxes reflect the higher level of capital invested in growth and expansion projects, as well as increased non-health insurance premiums.
The key components of the increase in gross margin are shown below:

(in thousands)
Natural gas distribution growth (excluding service expansions)	$1,096
Peninsula Pipeline service expansions	1,039
Tax savings (net of Gas Reliability Infrastructure Program ("GRIP") refunds) recorded in Q1 2019 for 2018 associated with lower federal tax rates for certain Florida natural gas distribution operations	(910)
Decreased customer consumption - primarily due to warmer weather	(521)
Other variances	317
Quarter-over-quarter increase in gross margin	$1,021

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The major components of the increase in other operating expenses are as follows:

(in thousands)
Insurance expense (non-health) - both insured and self-insured components	$834
Outside services, regulatory, and facilities maintenance costs	540
Payroll, benefits and other employee-related expenses	200
Other variances	73
Quarter-over-quarter increase in other operating expenses	$1,647
Unregulated Energy Segment

	Three Months Ended March 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$31,803	$32,542	$(739)	(2.3)%
Depreciation, amortization and property taxes	3,240	2,792	448	16.0%
Other operating expenses	14,722	14,492	230	1.6%
Operating income	$13,841	$15,258	$(1,417)	(9.3)%
Operating income for the Unregulated Energy segment for the first quarter of 2020 was $13.8 million, a 9.3 percent decrease over the same period in 2019. The decreased operating income reflects $3.7 million in lower gross margin primarily due to the impact of warmer weather during the first quarter of 2020, $0.4 million in higher depreciation, amortization and property taxes and $0.2 million in higher operating expenses. These decreases were partially offset by the incremental margin from the Boulden assets and higher propane retail margins per gallon.
The major components of the decrease in gross margin are shown below:

(in thousands)	Margin Impact
Propane Operations
Decrease in customer consumption - primarily due to warmer weather	$(2,799)
Boulden acquisition (assets acquired in December 2019)	1,888
Increased retail propane margins per gallon driven by favorable market conditions and supply management	1,217
Aspire Energy of Ohio, LLC (“Aspire Energy”)
Decrease in customer consumption - primarily due to warmer weather	(900)
Higher margins from negotiated rate increases	388
Marlin Gas Services, LLC ("Marlin Gas Services") - higher level of pipeline integrity services for existing customers in 2019	(982)
Other variances	449
Quarter-over-quarter decrease in gross margin	$(739)

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The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses for Boulden (assets acquired in December 2019)	$342
Insurance expense (non-health) - both insured and self-insured components	194
Payroll, benefits and other employee-related expenses	(292)
Other variances	(14)
Quarter-over-quarter increase in other operating expenses	$230
Forward-Looking Statements
Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2019 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the first quarter of 2020 for further information on the risks and uncertainties related to the Company’s forward-looking statements. In addition, to the risks and uncertainties identified in the Company’s 2019 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2020, risks and uncertainties related to the COVID-19 pandemic could cause actual future results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for our services; our ability to obtain needed materials and components from our suppliers; actions governments, business, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; and general economic uncertainty in the United States’ and global markets and a worsening of economic conditions in the United States or low levels of economic growth.
Conference Call

Chesapeake Utilities will host a conference call on Thursday, May 7, 2020 at 4:30 p.m. Eastern Time to discuss the Company’s financial results for the three months ended March 31, 2020.  To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities’ 2020 First Quarter Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of Company’s website at www.chpk.com.
About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution and transmission; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at https://www.chpk.com or through its Investor Relations (IR) App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Gross Margin
Regulated Energy segment	$68,123	$67,102
Unregulated Energy segment	31,803	32,542
Other businesses and eliminations	(85)	(107)
Total Gross Margin	$99,841	$99,537

Operating Income
Regulated Energy segment	$27,888	$29,741
Unregulated Energy segment	13,841	15,258
Other businesses and eliminations	384	(875)
Total Operating Income	42,113	44,124
Other income (expense), net	3,318	(57)
Interest Charges	5,814	5,628
Income from Continuing Operations Before Income Taxes	39,617	38,439
Income Taxes on Continuing Operations	10,591	9,625
Income from Continuing Operations	29,026	28,814
Loss from Discontinued Operations (1)	(96)	(150)
Net Income	$28,930	$28,664

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$1.77	$1.76
Loss from Discontinued Operations (1)	(0.01)	(0.01)
Basic Earnings Per Share of Common Stock	$1.76	$1.75

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$1.77	$1.75
Loss from Discontinued Operations (1)	(0.01)	(0.01)
Diluted Earnings Per Share of Common Stock	$1.76	$1.74
(1) During the fourth quarter of 2019, the Company completed the sale of assets and contracts of Peninsula Energy Services Company ("PESCO") and exited the natural gas marketing business. As a result, the Company began to report PESCO as discontinued operations during the third quarter of 2019 and excluded its performance from continuing operations for all periods presented.

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Financial Summary Highlights

Key variances in continuing operations, between the three months ended March 31, 2019 and 2020, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2019 Reported Results from Continuing Operations	$38,439	$28,814	$1.75

Adjusting for Unusual Items and Discontinued Operations:
Decreased customer consumption primarily due to warmer weather	(4,220)	(3,092)	(0.19)
Absence of Florida tax savings (net of GRIP refunds) recorded in Q1 2019 for 2018	(910)	(667)	(0.04)
Gains from sales of assets	3,162	2,317	0.14
	(1,968)	(1,442)	(0.09)

Increased (Decreased) Gross Margins:
Margin contribution from Boulden acquisition (completed December 2019)*	1,888	1,383	0.08
Increased retail propane margins per gallon	1,217	892	0.05
Natural gas distribution growth (excluding service expansions)	1,096	803	0.05
Peninsula Pipeline service expansions*	1,039	761	0.05
Higher Aspire Energy margins from negotiated rate increases	388	284	0.02
Marlin Gas Services - higher level of pipeline integrity services for existing customers in 2019*	(982)	(720)	(0.04)
	4,646	3,403	0.21

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Depreciation, amortization and property tax costs due to new capital investments	(1,347)	(987)	(0.06)
Insurance expense (non-health) - both insured and self-insured	(1,028)	(753)	(0.05)
Operating expenses from Boulden acquisition (completed December 2019)	(535)	(392)	(0.02)
Facilities maintenance costs and outside services	(462)	(338)	(0.02)
Payroll, Benefits and other employee-related expenses	1,293	947	0.06
	(2,079)	(1,523)	(0.09)

Interest Charges	(186)	(136)	(0.01)
Other income tax effects	—	(651)	(0.04)
Net other changes	765	561	0.04
	579	(226)	(0.01)

First Quarter of 2020 Reported Results from Continuing Operations	$39,617	$29,026	$1.77
*See the Major Projects and Initiatives table later in this press release.

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Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following represent the major projects/initiatives recently completed and currently underway. Major projects/initiatives that have generated consistent year-over-year margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Year Ended	Estimate for
Project/Initiative	March 31,		December 31,	Fiscal
in thousands	2020	2019	2019	2020	2021
Expansions:
Western Palm Beach County, Florida Expansion - including interim services	$1,000	$131	$2,139	$5,227	$5,227
Del-Mar Energy Pathway - including interim services	189	165	731	2,512	4,100
Auburndale	170	—	283	679	679
Callahan Intrastate Pipeline	—	—	—	3,219	6,400
Guernsey Power Station	—	—	—	—	700
Marlin Gas Services	1,347	2,329	5,410	6,400	7,000
Total Expansions	2,706	2,625	8,563	18,037	24,106
Acquisitions:
Boulden Propane	1,888	—	329	3,800	4,200
Elkton Gas Company	—	—	—	TBD	TBD
Total Acquisitions	1,888	—	329	3,800	4,200
Regulatory Initiatives
Florida GRIP (1)	3,695	3,782	13,528	14,858	15,831
Hurricane Michael regulatory proceeding	—	—	—	TBD	TBD
Total Regulatory Initiatives	3,695	3,782	13,528	14,858	15,831

Total	$8,289	$6,407	$22,420	$36,695	$44,137
(1) In the first quarter of 2020, the Company recorded a reduction in depreciation expense totaling $0.3 million, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.2 million in lower GRIP margin due to a concurrent reduction in the surcharge collected from customers as a result of the reduced depreciation rates during the first quarter of 2020.

Detailed Discussion of Major Projects and Initiatives
Expansions

Western Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to our distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated incremental gross margin of $0.9 million, including interim services, for the three months ended March 31, 2020 compared to 2019. The Company expects to complete the remainder of the project in phases through the third quarter of 2020, and estimates that the project will generate gross margin of $5.2 million in 2020 and beyond.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021. The new facilities will: (i) ensure an additional 14,300 Dekatherms per day (“Dts/d”) of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction on the project began in January 2020, and interim services in advance of this project generated $0.2 million

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of gross margin for the three months ended March 31, 2020. The estimated annual gross margin from this project is approximately $2.5 million in 2020, $4.1 million in 2021 and $5.1 million annually thereafter.

Auburndale
In August 2019, the Florida PSC approved Peninsula Pipeline's Transportation Service Agreement with the Florida Division of Chesapeake Utilities. Peninsula Pipeline purchased an existing pipeline owned by the Florida Division of Chesapeake Utilities and Calpine, and has completed the construction of pipeline facilities in Polk County, Florida. Peninsula Pipeline provides transportation service to the Florida Division of Chesapeake Utilities increasing both delivery capacity and downstream pressure as well as introducing a secondary source of natural gas for the Florida Division of Chesapeake Utilities' distribution system. Peninsula Pipeline generated gross margin from this project of $0.2 million for the three months ended March 31, 2020 and expects to generate annual gross margin of $0.7 million in 2020 and beyond.

Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced a plan to construct a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida.  The 26-mile pipeline will serve growing demand in both Nassau and Duval Counties. Construction of the project is ongoing and it is expected to be placed in-service during the third quarter of 2020. Peninsula Pipeline expects to generate gross margin of $3.2 million in 2020 and $6.4 million annually thereafter.

Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and the Company's affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019.  Aspire Energy Express is expected to commence construction of the gas transmission facilities to provide the firm transportation service to the power generation facility in the second quarter of 2021.  This project is expected to produce gross margin of approximately $0.7 million in 2021 and $1.5 million for 2022 and beyond.

Marlin Gas Services
Marlin Gas Services provides temporary hold services, pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. We estimate that Marlin Gas Services will generate annual gross margin of approximately $6.4 million in 2020 and $7.0 million in 2021, with the potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve liquefied natural gas transportation needs and to aid in the transportation of renewable natural gas from the diverse supply sources to various pipeline interconnection points.

Acquisitions

Boulden Propane
In December 2019, Sharp Energy, Inc. (“Sharp”), the Company’s wholly-owned subsidiary, acquired certain propane customers and operating assets of Boulden which provides propane distribution service to approximately 5,200 customers in Delaware, Maryland and Pennsylvania. The customers and assets acquired from Boulden have been assimilated into Sharp. The operations acquired from Boulden generated $1.9 million of incremental gross margin for the three months ended March 31, 2020. The Company estimates that this acquisition will generate additional gross margin of approximately $3.8 million in 2020, and $4.2 million in 2021, with the potential for additional growth in future years.
Elkton Gas Company
In December 2019, the Company entered into an agreement with South Jersey Industries, Inc. ("SJI") to acquire Elkton Gas Company, which provides natural gas distribution service to approximately 7,000 residential and commercial customers in Cecil County, Maryland contiguous to the existing franchise territory in Cecil County. The acquisition is expected to close in the third quarter of 2020, subject to approval by the Maryland PSC.

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Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $148.7 million of capital expenditures to replace 303 miles of qualifying distribution mains, including $4.8 million of new pipes during the first three months of 2020. GRIP gross margin increased by $0.1 million for the three months ended March 31, 2020 compared to 2019, on a gross basis.

In the first quarter of 2020, the Company recorded a reduction in depreciation expense totaling $0.3 million, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.2 million in lower GRIP margin due to a concurrent reduction in the surcharge collected from customers as a result of the reduced depreciation rates during the first quarter of 2020. Including this impact, gross margin generated from Florida GRIP for the first quarter of 2020 decreased on a net basis by $0.1 million.

Hurricane Michael
In October 2018, Hurricane Michael passed through FPU's electric distribution operation's service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service. FPU expended more than $65.0 million to restore service as quickly as possible, which has been recorded as new plant and equipment, charged against FPU’s accumulated depreciation or charged against FPU’s storm reserve. Additionally, amounts currently being reviewed by the Florida PSC for regulatory asset treatment have been recorded as receivables and other deferred charges.

In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (plant investment and expenses) through a change in base rates. FPU also requested treatment and recovery of certain storm-related costs as a regulatory asset for items currently not allowed to be recovered through the storm reserve as well as the recovery of plant investment replaced as a result of the storm. FPU has proposed an overall return component on both the plant additions and the proposed regulatory assets. In the fourth quarter of 2019, FPU along with the Office of Public Counsel in Florida, filed a joint motion with the Florida PSC to approve an interim rate increase, subject to refund, pending the final ruling on the recovery of the restoration costs incurred. The petition was approved by the Florida PSC in November 2019 and interim rate increases were implemented effective January 2020. At this time, the Company has recorded a reserve for the interim rate increases, pending a final resolution of the proceeding.

In March 2020, FPU filed an update to the original filing to account for actual charges incurred through December 2019, revised the amortization period of the storm-related costs from 30 years as originally requested to 10 years, and included costs related to Hurricane Dorian of approximately $1.2 million in this filing. FPU continues to work with the Florida PSC and the petition is currently on the schedule for approval at the Florida PSC Agenda in September 2020.

Other major factors influencing gross margin

Weather and Consumption
Significantly warmer temperatures during the three months ended March 31, 2020, had a negative impact on gross margin for the quarter. Lower customer consumption, directly attributable to warmer than normal temperatures during the three months ended March 31, 2020, reduced gross margin by $4.2 million compared to the same quarter in 2019 and $5.1 million compared to normal temperatures as defined below. The following table summarizes heating degree day ("HDD") and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the three months ended March 31, 2020 and 2019.

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	Three Months Ended
	March 31,
	2020	2019	Variance
Delmarva
Actual HDD	1,859	2,322	(463)
10-Year Average HDD ("Normal")	2,349	2,362	(13)
Variance from Normal	(490)	(40)
Florida
Actual HDD	334	361	(27)
10-Year Average HDD ("Normal")	495	518	(23)
Variance from Normal	(161)	(157)
Ohio
Actual HDD	2,496	2,996	(500)
10-Year Average HDD ("Normal")	3,019	3,045	(26)
Variance from Normal	(523)	(49)
Florida
Actual CDD	226	134	92
10-Year Average CDD ("Normal")	105	97	8
Variance from Normal	121	37
Natural Gas Distribution Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers and the conversion of customers from alternative fuel sources to natural gas service, generated $1.1 million of additional margin for the three months ended March 31, 2020 compared to 2019. The average number of residential customers served on the Delmarva Peninsula and in Florida increased by 3.9 percent and 3.8 percent, respectively, during the first quarter of 2020. Growth in commercial and industrial customers also contributed additional margin during 2020. The details are provided in the following table:

	Gross Margin Increase
	Three Months Ended March 31, 2020
Customer growth:	Delmarva Peninsula	Florida
Residential	$441	$223
Commercial and industrial	154	278
Total customer growth	$595	$501

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Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $41.2 million for the three months ended March 31, 2020. The following table shows a range of the 2020 capital expenditures forecast by segment and by business line:

	2020
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$72,000	$83,000
Natural gas transmission	83,000	96,000
Electric distribution	5,000	7,000
Total Regulated Energy	160,000	186,000
Unregulated Energy:
Propane distribution	10,000	11,000
Energy transmission	6,000	6,000
Other unregulated energy	6,000	8,000
Total Unregulated Energy	22,000	25,000
Other:
Corporate and other businesses	3,000	4,000
Total Other	3,000	4,000
Total 2019 Expected Capital Expenditures	$185,000	$215,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.

Management reaffirms its capital expenditure guidance of $750 million to $1 billion for 2018 to 2022. From January 1, 2018 through March 31, 2020, the Company has invested $523.0 million in new capital expenditures.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short term borrowings, was 45 percent as of March 31, 2020.
The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing, or if the equity markets are more volatile. The Company also maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider issuing additional shares under the direct stock purchase component of the DRIP.
As of March 31, 2020, the Company had approximately $117 million available under its existing short-term lines of credit and syndicated revolver facility. Since March 31, 2020, to ensure the Company has access to additional debt capital, as needed and also given the uncertainty regarding the length and depth of the impacts of the COVID-19 pandemic, the Company has received commitments for an additional $95 million of short-term debt capacity with four existing lenders. The Company also renewed two of its long-term shelf agreements for $150 million each, for a total availability of $300 million of long-term debt capital. The terms of any financings under these shelf agreements would be negotiated between the parties. More information about these additional lines of credit and the renewal of the respective shelf agreements is included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2020	2019
Operating Revenues
Regulated Energy	$102,955	$103,618
Unregulated Energy and other	49,755	56,846
Total Operating Revenues	152,710	160,464
Operating Expenses
Regulated Energy cost of sales	34,832	36,516
Unregulated Energy and other cost of sales	18,036	24,411
Operations	35,992	35,413
Maintenance	3,836	3,680
Depreciation and amortization	12,252	10,928
Other taxes	5,649	5,392
Total operating expenses	110,597	116,340
Operating Income	42,113	44,124
Other income (expense), net	3,318	(57)
Interest charges	5,814	5,628
Income from Continuing Operations Before Income Taxes	39,617	38,439
Income Taxes on Continuing Operations	10,591	9,625
Income from Continuing Operations	29,026	28,814
Loss from Discontinued Operations, Net of Tax (1)	(96)	(150)
Net Income	$28,930	$28,664
Weighted Average Common Shares Outstanding:
Basic	16,414,773	16,384,927
Diluted	16,471,827	16,432,852
Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$1.77	$1.76
Loss from Discontinued Operations (1)	(0.01)	(0.01)
Basic Earnings Per Share of Common Stock	$1.76	$1.75

Diluted Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$1.77	$1.75
Loss from Discontinued Operations (1)	(0.01)	(0.01)
Diluted Earnings Per Share of Common Stock	$1.76	$1.74
(1) During the fourth quarter of 2019, the Company completed the sale of assets and contracts of PESCO and has exited the natural gas marketing business. As a result, the Company began to report PESCO as discontinued operations during the third quarter of 2019 and excluded its performance from continuing operations for all periods presented.

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2020	December 31, 2019
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,447,089	$1,441,473
Unregulated Energy	274,970	265,209
Other businesses and eliminations	39,370	39,850
Total property, plant and equipment	1,761,429	1,746,532
Less: Accumulated depreciation and amortization	(345,206)	(336,876)
Plus: Construction work in progress	75,510	54,141
Net property, plant and equipment	1,491,733	1,463,797
Current Assets
Cash and cash equivalents	3,982	6,985
Trade and other receivables	46,730	50,899
Less: Allowance for credit losses	(1,421)	(1,337)
Trade receivables, net	45,309	49,562
Accrued revenue	16,931	20,846
Propane inventory, at average cost	5,136	5,824
Other inventory, at average cost	5,621	6,067
Regulatory assets	4,441	5,144
Storage gas prepayments	753	3,541
Income taxes receivable	15,230	20,050
Prepaid expenses	10,707	13,928
Derivative assets, at fair value	151	—
Other current assets	3,666	2,879
Total current assets	111,927	134,826
Deferred Charges and Other Assets
Goodwill	32,668	32,668
Other intangible assets, net	7,824	8,129
Investments, at fair value	7,217	9,229
Operating lease right-of-use assets	11,696	11,563
Regulatory assets	73,552	73,407
Receivables and other deferred charges	51,602	49,579
Total deferred charges and other assets	184,559	184,575
Total Assets	$1,788,219	$1,783,198

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2020	December 31, 2019
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	7,998	7,984
Additional paid-in capital	259,521	259,253
Retained earnings	322,804	300,607
Accumulated other comprehensive loss	(6,194)	(6,267)
Deferred compensation obligation	5,468	4,543
Treasury stock	(5,468)	(4,543)
Total stockholders' equity	584,129	561,577
Long-term debt, net of current maturities	440,183	440,168
Total capitalization	1,024,312	1,001,745
Current Liabilities
Current portion of long-term debt	15,600	45,600
Short-term borrowing	254,339	247,371
Accounts payable	52,568	54,068
Customer deposits and refunds	29,122	30,939
Accrued interest	5,014	2,554
Dividends payable	6,655	6,644
Accrued compensation	7,518	16,236
Regulatory liabilities	13,524	5,991
Derivative liabilities, at fair value	1,986	1,844
Other accrued liabilities	16,170	12,077
Total current liabilities	402,496	423,324
Deferred Credits and Other Liabilities
Deferred income taxes	186,431	180,656
Regulatory liabilities	128,027	127,744
Environmental liabilities	6,046	6,468
Other pension and benefit costs	28,043	30,569
Operating lease - liabilities	10,165	9,896
Deferred investment tax credits and other liabilities	2,699	2,796
Total deferred credits and other liabilities	361,411	358,129
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$1,788,219	$1,783,198
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2020				For the Three Months Ended March 31, 2019
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$28,878	$1,861	$11,198	$7,227	$29,971	$1,785	$10,720	$9,859
Commercial	12,239	1,784	7,972	6,948	13,141	1,738	7,707	7,816
Industrial	2,396	3,338	7,669	64	2,388	3,266	5,994	610
Other (1)	(1,517)	1,494	(1,395)	(19)	(822)	1,111	(635)	(3,907)
Total Operating Revenues	$41,996	$8,477	$25,444	$14,220	$44,678	$7,900	$23,786	$14,378

Volume (in Dts for natural gas and KWHs for electric)
Residential	1,909,131	139,189	516,933	64,947	2,220,375	132,872	505,326	65,511
Commercial	1,540,111	1,199,123	519,583	64,679	1,653,320	1,248,764	504,046	61,829
Industrial	1,324,409	7,714,393	1,363,365	11,612	1,511,308	7,333,850	1,347,237	7,750
Other	76,914	—	588,813	—	17,859	—	555,391	—
Total	4,850,565	9,052,705	2,988,694	141,238	5,402,862	8,715,486	2,912,000	135,090

Average Customers
Residential	76,870	17,661	58,937	24,893	73,976	16,988	56,829	24,379
Commercial	7,244	1,581	3,981	7,260	7,148	1,529	3,897	7,232
Industrial	173	16	2,498	2	168	17	2,415	2
Other	18	—	14	—	9	—	12	—
Total	84,305	19,258	65,430	32,155	81,301	18,534	63,153	31,613

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.